Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ZILOG, INC.
I.
     The name of this corporation is ZiLOG, Inc. (the “Corporation”).
II.
     The address of this Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, 19904, and the name of its registered agent of the Corporation in the State of Delaware at such address is National Registered Agents, Inc.
III.
     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.
IV.
     The total number of shares of all classes of stock that the Corporation is authorized to issue is one thousand (1,000) shares, which shall all be common stock with a par value of $0.01 per share.
V.
     In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal any bylaw of the Corporation.
VI.
     Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.
VII.
     A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this paragraph VII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
VIII.
     The Corporation shall indemnify its officers, directors, employees and agents to the maximum extent permitted by the General Corporation Law of the State of Delaware, which power to indemnify shall include, without limitation, the power to enter into indemnification agreements and amendments thereto upon such terms as the board of directors of the Corporation shall deem advisable.